Exhibit 99.14
NOTICE OF THE EXTRAORDINARY GENERAL MEETING
Notice is hereby given that the extraordinary general meeting of shareholders (the ''EGM'') of Fiat Chrysler Automobiles N.V. (the ''Company'' or ''FCA'') is to be virtually held on Monday January 4, 2021, beginning at 2:30 p.m. CET.
The EGM can be followed via a live webcast that will be available on the Company's website (www.fcagroup.com). Votes can only be cast in advance of the EGM as further set out in this convocation notice. The language of the meeting shall be English. The EGM is convened to discuss and decide on the agenda reflected below.

MEETING OF HOLDERS OF COMMON SHARES AND MEETING OF HOLDERS OF SPECIAL VOTING SHARES
In connection with agenda item 3 reflected below, the EGM will also serve as meeting of holders of common shares in the share capital of FCA, as well as a meeting of holders of special voting shares in the share capital of FCA, as further explained in the Shareholders' Circular for this EGM. This notice will also serve as a notice convening the meeting of holders of common shares in the capital of FCA and the meeting of holders of special voting shares in the capital of FCA, respectively.

AGENDA1
1.OPENING

2.PROPOSAL TO APPROVE THE MERGER AND ALL RELATED PROPOSALS IN CONNECTION WITH THE COMBINATION WITH PSA2 (VOTING ITEM)

Implementation of the Merger
A.to approve that FCA will merge with PSA, in accordance with the Merger Proposal, by means of a cross-border legal merger in which PSA will be the disappearing entity and FCA will be the surviving entity;
B.to waive the setting up of and negotiation with the special negotiating body as referred to in Section 2:333k subsection 12 of the DCC and to be subject to the standard rules for employee participation on the Board of Directors as applied under Dutch Law and as reflected in the Combined Company's Articles of Association;
Amendments to the Articles of Association
C.to amend the Articles of Association to allow for the issuance and allotment of the New FCA Common Shares in connection with the Merger, with effect as of the Effective Time;
D.to amend the Articles of Association to implement the governance of the Combined Company with effect as of the Governance Effective Time, including, without limitation (i) the authorisation of the Board of Directors to issue shares and limit or exclude pre-emptive rights, (ii) the creation of an option right for the SVS Foundation and (iii) the conversion of currently issued Special Voting Shares into Class B Special Voting Shares;
(Re-)appointments of members of the Board of Directors
1 Undefined terms used in this notice have the meaning given to them in the Shareholders' Circular for the EGM.
2 For the sake of clarity: PSA referred to in this agenda item means Peugeot S.A.

E.to re-appoint Mr. John Elkann as member of the Board of Directors with effect as of and conditional upon the Governance Effective Time;
F.to appoint Mr. Carlos Tavares as member of the Board of Directors with effect as of and conditional upon the Governance Effective Time;
G.to appoint Mr. Robert Peugeot as member of the Board of Directors with effect as of and conditional upon the Governance Effective Time;
H.to appoint Mr. Henri de Castries as member of the Board of Directors with effect as of and conditional upon the Governance Effective Time;
I.to re-appoint Mr. Andrea Agnelli as member of the Board of Directors with effect as of and conditional upon the Governance Effective Time;
J.to appoint Ms. Fiona Clare Cicconi as member of the Board of Directors with effect as of and conditional upon the Governance Effective Time;
K.to appoint Mr. Jacques de Saint-Exupéry as member of the Board of Directors with effect as of and conditional upon the Governance Effective Time;
L.to appoint Mr. Nicolas Dufourcq as member of the Board of Directors with effect as of and conditional upon the Governance Effective Time;
M.to appoint Ms. Ann Frances Godbehere as member of the Board of Directors with effect as of and conditional upon the Governance Effective Time;
N.to appoint Ms. Wan Ling Martello as member of the Board of Directors with effect as of and conditional upon the Governance Effective Time;
O.to appoint Mr. Kevin Scott as member of the Board of Directors with effect as of and conditional upon the Governance Effective Time;
Discharge of voluntarily resigning members of the Board of Directors
P.to grant discharge to the voluntarily resigning members of the Board of Directors in respect of the performance of their duties up to the Extraordinary General Meeting;
Amendment to SVS Terms and Conditions
Q.to approve the amendment of the Special Voting Shares' terms and conditions with effect as of and conditional upon the Governance Effective Time;
Special dividend
R.to approve the special dividend to be paid in cash including in United States Dollars; and
Conversion of warrants
S.to confirm, approve and ratify the conversion of the PSA Equity Warrants into FCA Equity Warrants and PSA Performance Shares into FCA RSUs as of the Effective Time, as further set out in the Merger Proposal.
3.PROPOSAL TO AMEND THE ARTICLES OF ASSOCIATION TO INCREASE AND, SUBSEQUENTLY, DECREASE THE COMBINED COMPANY'S ISSUED SHARE CAPITAL (VOTING ITEM)

Capital increase
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A.to amend the Articles of Association to increase the nominal value of the FCA Common Shares; and
Capital decrease
B.to amend the Articles of Association to decrease the nominal value of the FCA Common Shares.3
4.CLOSE OF MEETING

EGM DOCUMENTATION
All documents for the EGM, including, without limitation:
–the shareholders' circular, containing the explanatory notes to the agenda and a further explanation regarding agenda items 2 and 3 (the "Shareholders' Circular");
–the common draft terms of the proposed Merger between FCA and PSA;
–the board report drawn up by the Company, explaining among other things the legal, social and economic aspects of the Merger;
–the statement and report of the Dutch auditor, regarding, inter alia, the Exchange Ratio used in the Merger;
–the proposed articles of association, to be executed before the Merger becomes effective and which increases the authorized share capital of the Company;
–the proposed articles of association, to be executed at 01:00 a.m. CET on the day immediately following the day on which the Merger becomes effective and as a result of which, inter alia, the legal name of the Company will become ''Stellantis N.V.'';
–the proposed articles of association, envisaged to be executed following a two-month creditor opposition period, which increase the Company's issued share capital;
–the proposed articles of association, envisaged to be executed following a two-month creditor opposition period, which decrease the Company's issued share capital;
–the proposed special voting shares' terms and conditions;
–statement of the total number of outstanding shares and voting rights at the date of this EGM notice; and
–the forms of proxy for voting at the EGM,
are available on the Company's website: www.fcagroup.com.
This documentation is also available at the Company's offices at 25 St. James's Street, London, SW1A 1HA United Kingdom, for shareholders and other persons entitled to attend the meeting who will, upon request, receive a copy free of charge.
3 Please refer to the "Note regarding Agenda Item 3 section B" below for an explanation on the purpose and manner of implementation of this agenda item.
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The Admission Prospectus is published on the Company's website (www.fcagroup.com) and contains additional information on the Combination and Merger. If FCA Shareholders wish to further inform themselves on the Combination and Merger and their implications, they are recommended to read the Admission Prospectus (and primarily the following sections: "Risk Factors", "The Merger", "The Combination Agreement and Cross Border Merger terms", "The FCA Extraordinary General Meeting" and "Stellantis").

NOTE REGARDING AGENDA ITEM 3 SECTION B.
Should the Faurecia Distribution (as further explained in the Shareholders' Circular) be approved by the Combined Company’s general meeting to be held after the Effective Time, it is envisaged that such distribution would be effectuated by means of a repayment of share premium following a reduction of the Company's issued share capital within the meaning of section 2:99 of the DCC. This capital reduction will be preceded by a capital increase. In that respect, the amendments of the articles of association as contemplated by agenda item 3 (both sections A. and B.) are proposed.
The implementation of the capital reduction is subject to the publication of the customary filings with the Dutch Trade Register and the two-month creditor opposition period as described in section 2:100 of the DCC. The Shareholders' Circular contains a further explanation in this respect.
The Company's Board of Directors reserves the discretionary power to determine if and when the amendments of the articles of association as proposed under agenda item 3 will be implemented, provided that the Board of Directors may only resolve to proceed with such implementation (i) after the Capital Reduction Time (as described in the Shareholders' Circular) and (ii) after the general meeting of the Combined Company deciding upon the Faurecia Distribution (in which respect it is envisaged that another extraordinary general meeting will be convened). Furthermore, the board of directors may only resolve to either implement both the amendments proposed under agenda item 3, or neither of these proposed amendments.
Agenda item 3 requires the approval of the Company's general meeting. Additionally, to the extent required in view of a possible impairment of rights under Dutch Law, approval of the Special Voting Shares Meeting and the FCA Common Shares Meeting is sought in respect of agenda item 3.

COVID-19 STATEMENT
To protect the health and safety of all participants in connection with the COVID-19 outbreak and considering the temporary legislative measures from the Dutch government, shareholders will not be allowed to attend the EGM in person. The meeting can be followed via a live webcast that will be available on the Company's website (www.fcagroup.com).

PARTICIPATION AND RECORD DATE

Shareholders can hold FCA shares in four ways:

1.    shareholders holding special voting shares and common shares or shareholders holding common shares electing to receive special voting shares upon completion of the required holding period (the “Loyalty Shareholders”) registered in the loyalty register of the Company (the “Loyalty Register”). The Loyalty Register is maintained on behalf of the Company in the
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records of the Company’s agents: Computershare Trust Co. NA and Computershare S.p.A. (each the “Agent” and both the “Agents”);
2.    shareholders holding common shares in registered form (the “Registered Shareholders”) in an account at Computershare Trust Co. NA as the transfer agent of the Company (the “Transfer Agent” and together with the Agents, the “EGM Agents”);
3.    shareholders holding common shares in an intermediary account with a participant in the Monte Titoli system (the “Monte Titoli Participant Account”); and
4.    shareholders holding common shares in a bank, brokerage or other intermediary account with a participant in the Depository Trust Company system (the “DTC Participant Account”).

Under Dutch law and the Company’s articles of association, in order to be entitled to attend and, if applicable, to vote at the EGM, shareholders (and other persons entitled to attend the EGM), must (i) be registered as of Monday December 7, 2020 (the “Record Date”), in the register established for that purpose by the Board of Directors (the “EGM Register”) after reflecting all debit and credit entries as of the Record Date, regardless of whether the shares are still held by such holders at the date of the EGM and (ii) request registration in the manner mentioned below. The EGM Register established by the Board of Directors is: (i) in respect of Loyalty Shareholders, the Loyalty Register, (ii) in respect of Registered Shareholders, the administration of the Transfer Agent, and (iii) in respect of shareholders holding common shares in a Monte Titoli Participant Account or in a DTC Participant Account, the administration of the relevant bank, brokerage or other intermediary (the “Intermediary”).

VOTING

Loyalty Shareholders and Registered Shareholders

The EGM Agents will send the EGM meeting materials to Loyalty Shareholders and/or Registered Shareholders at the addresses of such shareholders as they appear from the records maintained by the relevant EGM Agent, including a proxy form that allows them to give their voting instructions in accordance with the form. The proxy form will also be available on the Company’s website (www.fcagroup.com).

Loyalty Shareholders and/or Registered Shareholders, will be entitled to vote at the EGM by proxy, please note proxy instructions below, if they have given their voting instructions to the relevant EGM Agent by 11 p.m. CET on Monday December 28, 2020 in writing or electronically (contact details at the end of this announcement). They can also cast their vote in advance of the EGM via the web procedure made available on the Company’s website (www.fcagroup.com).

Shareholders holding common shares in a Monte Titoli Participant Account

Shareholders holding common shares in a Monte Titoli Participant Account who wish to vote at the EGM by proxy, please note proxy instructions below, should request their Intermediary to issue a statement confirming their shareholding (including the shareholder’s name and address and the number of shares notified for attendance and held by the relevant shareholder on the Record Date). Intermediaries must submit the notification of participation no later than 11 p.m. CET on Monday December 28, 2020 to Computershare S.p.A.

The abovementioned shareholders may give their voting instructions through the proxy form published on the Company’s website (see instructions below). They can also cast their vote in advance of the EGM via the web procedure made available on the Company’s website (www.fcagroup.com).

Shareholders holding common shares in a DTC Participant Account

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Shareholders holding common shares in a DTC Participant Account should give instructions to their Intermediary, as the record holder of their shares, who is required to vote their shares according to their instructions. In order to vote their shares at the EGM, they will need to follow the directions provided by their Intermediary.

VOTE BY PROXY

Subject to compliance with the above provisions, shareholders can vote at the EGM by proxy and follow the meeting via live webcast on the website of FCA (www.fcagroup.com). In order to give proxy and voting instructions, the shareholder (a) must have registered his or her shares as set out above and (b) must ensure that the duly completed and signed proxy including, as appropriate, voting instructions, will be received by the relevant EGM Agent (contact details below) by 11 p.m. CET on Monday December 28, 2020 in writing or electronically pursuant to instructions contained in the proxy forms. All votes shall be cast electronically or in writing ahead of the EGM in accordance with the proxy and voting instructions.

QUESTIONS BY SHAREHOLDERS

Shareholders can submit questions regarding the agenda items of the EGM by email to EGM2021@fcagroup.com until Friday January 1, 2021 at 2:30 p.m. CET. The email has to include the name, the surname, the number of shares held by the shareholder, the EGM agenda item to which the question refers and the bank or broker statement proving shareholder’s shareholding at the Record Date.

FCA intends to address the questions during the meeting, to the extent appropriate with a view to the orderly conduct of the meeting. The relevant questions and answers will be made available on the Company's website after the meeting. Shareholders who have submitted questions before the deadline mentioned above may ask follow-up questions during the EGM in accordance with the instructions given at the EGM, and only insofar the order of the meeting allows.

Address details of EGM Agents:

Computershare S.p.A.
Via Nizza 262/73, 10126 Torino (Italy)
e-mail: fca@computershare.it or fca@pecserviziotitoli.it

Computershare Trust Company NA
P.O. BOX 505000
Louisville, KY 40233-5000
web.queries@computershare.com

By Overnight Delivery:
Computershare
462 South 4th Street
Suite 1600
Louisville, KY 40202

FIAT CHRYSLER AUTOMOBILES N.V., NOVEMBER 23, 2020.
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EXTRAORDINARY GENERAL MEETING
JANUARY 4, 2021
SHAREHOLDERS' CIRCULAR

TABLE OF CONTENTS

1.     LETTER TO THE SHAREHOLDERS                            P. 2
2.     AGENDA                                        P. 3
3.    EXPLANATORY NOTES TO THE AGENDA                        P. 5
3A.    AGENDA ITEMS 1 THROUGH 4                         P. 5
3B.    FURTHER EXPLANATION REGARDING AGENDA ITEM 2             P. 10
3C.    FURTHER EXPLANATION REGARDING AGENDA ITEM 3             P. 29
4.     RECOMMENDATION BY THE BOARD OF DIRECTORS                    P. 33
5.    GLOSSARY4                                        P. 34
6.    DISCLAIMER AND OTHER IMPORTANT INFORMATION                P. 39

4 Capitalised terms used in this Shareholders' Circular and the Agenda included in it, have the meaning given thereto in the glossary on page 34.

1. LETTER TO THE SHAREHOLDERS

Dear Shareholder,
We are pleased to invite you to the Extraordinary General Meeting of Fiat Chrysler Automobiles N.V. ("FCA") to be virtually held on January 4, 2021, and to introduce this Shareholders' Circular to you.
In December 2019, we announced the Combination Agreement with PSA providing for a strategic 50/50 merger (the "Combination"), creating the world's fourth largest global automotive OEM by volume. In September 2020, FCA and PSA entered into an amendment to the Combination Agreement, amending certain terms of the Combination. Further details of the Combination are included in section 3B. of this Shareholders' Circular.
FCA is required under Dutch Law to seek approval of the General Meeting for certain important matters relating to the Combination, among which, most importantly, the implementation of the proposed Merger. The purpose of this Shareholders' Circular is to ensure that you, as an FCA Shareholder, are duly informed about the proposals on the Agenda for this Extraordinary General Meeting.
As completion of the Combination is conditional on, amongst other requirements, receiving approval of certain resolutions presented at this Extraordinary General Meeting, your approval will enable us to create a combined entity that will have the leadership, resources and scale to be at the forefront of a new era of sustainable mobility. The Board of Directors therefore unanimously recommends and asks you to vote in favor of the resolutions presented and explained in this Shareholders' Circular.
The Shareholders' Circular, including the Agenda, is available on our website (www.fcagroup.com). It contains important information about the Combination and related matters. All FCA Shareholders are advised to read the whole document as well as the information incorporated by reference into this Shareholders' Circular and the other documents available on our website (www.fcagroup.com), before making any decision.
As all votes are important to us, we would urge you to cast your vote.
We are looking forward to discussing the Combination with you during the meeting.

Yours sincerely,
John Elkann	Mike Manley
Chairman	Chief Executive Officer

2. AGENDA

EXTRAORDINARY GENERAL MEETING OF FIAT CHRYSLER AUTOMOBILES N.V. ("FCA") TO BE VIRTUALLY HELD ON MONDAY JANUARY 4, 2021 AT 2:30 p.m. CET.

1.     OPENING
2.     PROPOSAL TO APPROVE THE MERGER AND ALL RELATED PROPOSALS IN CONNECTION WITH THE COMBINATION WITH PSA (VOTING ITEM)

Implementation of the Merger
A.to approve that FCA will merge with PSA, in accordance with the Merger Proposal, by means of a cross-border legal merger in which PSA will be the disappearing entity and FCA will be the surviving entity;
B.to waive the setting up of and negotiation with the special negotiating body as referred to in Section 2:333k subsection 12 of the DCC and to be subject to the standard rules for employee participation on the Board of Directors as applied under Dutch Law and as reflected in the Combined Company's Articles of Association;
Amendments to the Articles of Association
C.to amend the Articles of Association to allow for the issuance and allotment of the New FCA Common Shares in connection with the Merger, with effect as of the Effective Time;
D.to amend the Articles of Association to implement the governance of the Combined Company with effect as of the Governance Effective Time, including, without limitation (i) the authorisation of the Board of Directors to issue shares and limit or exclude pre-emptive rights, (ii) the creation of an option right for the SVS Foundation and (iii) the conversion of currently issued Special Voting Shares into Class B Special Voting Shares;
(Re-)appointments of members of the Board of Directors
E.to re-appoint Mr. John Elkann as member of the Board of Directors with effect as of and conditional upon the Governance Effective Time;
F.to appoint Mr. Carlos Tavares as member of the Board of Directors with effect as of and conditional upon the Governance Effective Time;
G.to appoint Mr. Robert Peugeot as member of the Board of Directors with effect as of and conditional upon the Governance Effective Time;
H.to appoint Mr. Henri de Castries as member of the Board of Directors with effect as of and conditional upon the Governance Effective Time;
I.to re-appoint Mr. Andrea Agnelli as member of the Board of Directors with effect as of and conditional upon the Governance Effective Time;
J.to appoint Ms. Fiona Clare Cicconi as member of the Board of Directors with effect as of and conditional upon the Governance Effective Time;

K.to appoint Mr. Jacques de Saint-Exupéry as member of the Board of Directors with effect as of and conditional upon the Governance Effective Time;
L.to appoint Mr. Nicolas Dufourcq as member of the Board of Directors with effect as of and conditional upon the Governance Effective Time;
M.to appoint Ms. Ann Frances Godbehere as member of the Board of Directors with effect as of and conditional upon the Governance Effective Time;
N.to appoint Ms. Wan Ling Martello as member of the Board of Directors with effect as of and conditional upon the Governance Effective Time;
O.to appoint Mr. Kevin Scott as member of the Board of Directors with effect as of and conditional upon the Governance Effective Time;
Discharge of voluntarily resigning members of the Board of Directors
P.to grant discharge to the voluntarily resigning members of the Board of Directors in respect of the performance of their duties up to the Extraordinary General Meeting;
Amendment to SVS Terms and Conditions
Q.to approve the amendment of the Special Voting Shares' terms and conditions with effect as of and conditional upon the Governance Effective Time;
Special dividend
R.to approve the special dividend to be paid in cash including in United States Dollars; and
Conversion of warrants
S.to confirm, approve and ratify the conversion of the PSA Equity Warrants into FCA Equity Warrants and PSA Performance Shares into FCA RSUs as of the Effective Time, as further set out in the Merger Proposal.
3.    PROPOSAL TO AMEND THE ARTICLES OF ASSOCIATION TO INCREASE AND, SUBSEQUENTLY, DECREASE THE COMBINED COMPANY'S ISSUED SHARE CAPITAL (VOTING ITEM)

Capital increase
A.to amend the Articles of Association to increase the nominal value of the FCA Common Shares; and
Capital decrease
B.to amend the Articles of Association to decrease the nominal value of the FCA Common Shares.
4.     CLOSE OF MEETING

3. EXPLANATORY NOTES TO THE AGENDA
3A. ITEMS 1 THROUGH 4

ITEM 1:     OPENING
The chairperson of the meeting will open the Extraordinary General Meeting.
ITEM 2:     PROPOSAL TO APPROVE THE MERGER AND ALL RELATED PROPOSALS IN CONNECTION WITH THE COMBINATION WITH PSA (VOTING ITEM)
The proposal to approve the Merger and all related proposals in connection with the Combination with PSA includes each of the proposals enumerated below. Agenda Item 2 will be voted on as a combined voting item and, accordingly, if Agenda Item 2 is adopted by the General Meeting, each of the following proposals will be adopted by the General Meeting:
Implementation of the Merger
A.to approve that FCA will merge with PSA, in accordance with the Merger Proposal, by means of a cross-border legal merger in which PSA will be the disappearing entity and FCA will be the surviving entity;
B.to waive the setting up of and negotiation with the special negotiating body as referred to in Section 2:333k subsection 12 of the DCC and to be subject to the standard rules for employee participation on the Board of Directors as applied under Dutch Law and as reflected in the Combined Company's Articles of Association;
Amendments to the Articles of Association
C.to amend the Articles of Association to allow for the issuance and allotment of the New FCA Common Shares in connection with the Merger, with effect as of the Effective Time;
D.to amend the Articles of Association to implement the governance of the Combined Company with effect as of the Governance Effective Time, including, without limitation (i) the authorisation of the Board of Directors to issue shares and limit or exclude pre-emptive rights, (ii) the creation of an option right for the SVS Foundation and (iii) the conversion of currently issued Special Voting Shares into Class B Special Voting Shares;

(Re-)appointments of members of the Board of Directors
E.to re-appoint Mr. John Elkann as member of the Board of Directors with effect as of and conditional upon the Governance Effective Time;
F.to appoint Mr. Carlos Tavares as member of the Board of Directors with effect as of and conditional upon the Governance Effective Time;
G.to appoint Mr. Robert Peugeot as member of the Board of Directors with effect as of and conditional upon the Governance Effective Time;
H.to appoint Mr. Henri de Castries as member of the Board of Directors with effect as of and conditional upon the Governance Effective Time;
I.to re-appoint Mr. Andrea Agnelli as member of the Board of Directors with effect as of and conditional upon the Governance Effective Time;
J.to appoint Ms. Fiona Clare Cicconi as member of the Board of Directors with effect as of and conditional upon the Governance Effective Time;
K.to appoint Mr. Jacques de Saint-Exupéry as member of the Board of Directors with effect as of and conditional upon the Governance Effective Time;
L.to appoint Mr. Nicolas Dufourcq as member of the Board of Directors with effect as of and conditional upon the Governance Effective Time;
M.to appoint Ms. Ann Frances Godbehere as member of the Board of Directors with effect as of and conditional upon the Governance Effective Time;
N.to appoint Ms. Wan Ling Martello as member of the Board of Directors with effect as of and conditional upon the Governance Effective Time;
O.to appoint Mr. Kevin Scott as member of the Board of Directors with effect as of and conditional upon the Governance Effective Time;
Discharge of voluntarily resigning members of the Board of Directors
P.to grant discharge to the voluntarily resigning members of the Board of Directors in respect of the performance of their duties up to the Extraordinary General Meeting;
Amendment to SVS Terms and Conditions
Q.to approve the amendment of the Special Voting Shares' terms and conditions with effect as of and conditional upon the Governance Effective Time;
Special dividend
R.to approve the special dividend to be paid in cash including in United States Dollars; and

Conversion of warrants
S.to confirm, approve and ratify the conversion of the PSA Equity Warrants into FCA Equity Warrants and of the PSA Performance Shares into FCA RSUs as of the Effective Time, as further set out in the Merger Proposal.
Each of the proposals A. through S. referred to above are part of Agenda Item 2. These proposals are further described in section 3B. of this Shareholders' Circular on pages 10 through 28.
The adoption of Agenda Item 2 is a condition to the Merger.
Agenda Item 2 requires a simple majority of the votes cast at the Extraordinary General Meeting, provided that at least half of FCA's issued share capital is present or represented. If less than half of FCA's issued share capital is present or represented at the Extraordinary General Meeting, Agenda Item 2 can only be adopted if at least two-thirds of the votes cast are cast in favor of the proposal included in Agenda Item 2. The relevant documents in connection with this Agenda Item 2 are available on FCA's website (www.fcagroup.com), including, without limitation, the following documents:
1.the Merger Proposal;
2.FCA's Board Report;
3.the Auditor Report and Auditor Statement;
4.the Admission Prospectus;
5.a triptych including the proposed amendments to the Articles of Association (Part I) effective as of the Effective Time and an explanation thereto, as well as the draft notarial deed of amendment (Part I) (both in Dutch and in English);
6.a triptych including the proposed amendments to the Articles of Association (Part II) effective as of the Governance Effective Time and an explanation thereto, as well as the draft notarial deed of amendment (Part II) (both in Dutch and in English); and
7.the proposed SVS Terms and Conditions.
The Admission Prospectus contains additional information on the Combination and Merger. If FCA Shareholders wish to further inform themselves on the Combination and Merger and their implications, they are recommended to read the Admission Prospectus (and primarily the following sections: “Risk Factors”, "The Merger", "The Combination Agreement and Cross Border Merger Terms", "The FCA Extraordinary General Meeting" and "Stellantis").

ITEM 3:    PROPOSAL TO AMEND THE ARTICLES OF ASSOCIATION TO INCREASE AND, SUBSEQUENTLY, DECREASE THE COMBINED COMPANY'S ISSUED SHARE CAPITAL (VOTING ITEM)
Background

The proposal to increase and, subsequently, decrease the Combined Company's issued share capital includes each of the proposals enumerated below. Agenda Item 3 will be voted on as a combined voting item and, accordingly, if Agenda Item 3 is adopted by the General Meeting, each of the following proposals is adopted by the General Meeting:
Capital increase
A.to amend the Articles of Association to increase the nominal value of the FCA Common Shares; and
Capital decrease
B.to amend the Articles of Association to decrease the nominal value of the FCA Common Shares.
Agenda Item 3 will only be put to a vote if Agenda Item 2 is adopted by the General Meeting.
Agenda Item 3 requires a simple majority of the votes cast at the Extraordinary General Meeting, provided that at least half of FCA's issued share capital is present or represented. If less than half of FCA's issued share capital is present or represented at the Extraordinary General Meeting, Agenda Item 3 can only be adopted if at least two-thirds of the votes cast are cast in favor of the proposal included in Agenda Item 3. The foregoing also applies to the Special Voting Shares Meeting and the FCA Common Shares Meeting referred to in the next paragraph.
Additionally, to the extent required in view of a possible impairment of rights under Dutch Law, approval of the Special Voting Shares Meeting and the FCA Common Shares Meeting is sought in respect of Agenda Item 3. As the Extraordinary General Meeting will serve simultaneously as the Special Voting Shares Meeting and the FCA Common Shares Meeting, a vote cast in respect of this Agenda Item 3 in the Extraordinary General Meeting will, if such vote is made in respect of an FCA Common Share, be deemed an identical vote at the FCA Common Shares Meeting and, if such vote is made in respect of a Special Voting Share, be deemed an identical vote at the Special Voting Shares Meeting.
Each of the proposals A. and B. referred to above are part of Agenda Item 3. These proposals are further described in section 3C. of this Shareholders' Circular on pages 29 through 32.
The following documents are relevant documents in relation to the capital increase and capital decrease:

1.a triptych including the proposed amendments to the Combined Company's Articles of Association (Part III – capital increase) envisaged to be implemented after the Capital Reduction Time and an explanation thereto, as well as the draft notarial deed of amendment (Part III) (both in Dutch and in English); and
2.a triptych including the proposed amendments to the Combined Company's Articles of Association (Part IV – capital decrease) envisaged to be implemented after the Capital Reduction Time, and an explanation thereto, as well as the draft notarial deed of amendment (Part IV) (both in Dutch and in English).
Each of the documents referred to above is available on FCA's website (www.fcagroup.com).
ITEM 4:    CLOSE OF MEETING
The chairperson of the meeting will close the Extraordinary General Meeting. Final greetings.

3B.    FURTHER EXPLANATION REGARDING AGENDA ITEM 2

AGENDA ITEM 2: PROPOSAL TO APPROVE THE MERGER AND ALL RELATED PROPOSALS IN CONNECTION WITH THE COMBINATION WITH PSA (VOTING ITEM)
IMPLEMENTATION OF THE MERGER
A.TO APPROVE THAT FCA WILL MERGE WITH PSA, IN ACCORDANCE WITH THE MERGER PROPOSAL, BY MEANS OF A CROSS-BORDER LEGAL MERGER IN WHICH PSA WILL BE THE DISAPPEARING ENTITY AND FCA WILL BE THE SURVIVING ENTITY
Background
On December 17, 2019, FCA and PSA entered into a combination agreement, which was amended on September 14, 2020 (as amended, the "Combination Agreement") to effect a strategic combination of their businesses. It is intended that the Combination will be achieved by means of a cross-border legal merger whereby FCA will acquire all assets and liabilities and legal relationships of PSA by universal succession of title and PSA will cease to exist (the ''Merger'' and, when referring to the situation after the Merger has become effective, FCA will also be referred to as the "Combined Company"). The name of the Combined Company will be Stellantis N.V. as of the Governance Effective Time.
The terms and conditions of the Merger are laid down in the common draft terms of cross-border merger dated October 27, 2020 (the "Merger Proposal"). In addition, the Board of Directors has drawn-up and made available an explanatory statement on the Merger Proposal (the "FCA Board Report").
Furthermore, pages 69 through 114 of the Admission Prospectus contain detailed information on the background and implications of the Combination and the Merger. FCA Shareholders are advised to read the Merger Proposal, the FCA Board Report and the Admission Prospectus in order to thoroughly inform themselves on the conditions and implications of the Merger.
Reasons for the Merger
As set out in the FCA Board Report, FCA expects that the Merger will result in certain benefits for FCA, which are deemed important reasons to merge with PSA. These reasons are listed below.
Additional reasons for the proposed Merger for both FCA and PSA, are reflected on page 75 through 81 of the Admission Prospectus:
(a)Creating a New Industry Leader: the Merger will create an industry leader with the management, capabilities, resources and scale to successfully capitalize on the opportunities presented by the new era in sustainable mobility. Following the Merger, the Combined Group is expected to be the fourth largest global automotive OEM by volume based on 2019 results. The Combined

Group will have a balanced and profitable global presence with a highly complementary and iconic brand portfolio;
(b)Greater Geographical Balance: the Merger will add scale and substantial geographic balance in addition to product diversity, as well as accelerating PSA’s entry into significant markets such as North America. FCA’s strength in North America and Latin America and PSA’s solid position in Europe will result in a much greater geographic balance for the Combined Group compared to each of FCA and PSA, with approximately 46% of revenues derived from Europe, Middle East and Africa and Eurasia and approximately 44% from North America, based on combined 2019 revenues, excluding Faurecia. The Merger will also create opportunities for the Combined Group to reshape the strategy in other geographic regions, including China;
(c)Stronger Platform for Innovation: with an already strong global R&D footprint, comprised of 51 centers and over 33,000 dedicated employees in the aggregate as of December 31, 2019, excluding Faurecia, the Combined Group will have a robust platform to foster innovation and further drive development of transformational capabilities in new energy vehicles, sustainable mobility, autonomous driving and connectivity, allowing it to effectively compete with other automakers in these emerging trends in the automotive industry. The Combined Group will be able to leverage on the best among a broad set of platforms, powertrains and vehicles and to converge new vehicle launches on the most efficient technology. Compared to the Merging Companies separately, the Combined Group will have the capacity to accelerate the deployment of electrification technologies and to improve the ability to identify CO2 abating technologies preferred by customers. The Combined Group would be able to deploy these technologies across its broad range of brands in a shorter timeframe and react more quickly to changes in regulation and customer preferences;
(d)Synergies: the Merging Companies expect synergies to be achieved in the following four areas: (i) technology, platforms and products: the sharing and convergence of PSA’s and FCA’s respective platforms, products and powertrains along with the optimization of R&D investments and manufacturing processes is expected to create significant efficiencies, in particular, as investments will be amortized over the combined production of the Merging Companies; (ii) purchasing: procurement savings are expected to result from leveraging the Combined Group’s enlarged scale, leading to lower product costs and broader access to new suppliers (in particular in respect to electric or high tech components), as well as from the harmonization of platforms; (iii) selling, general and administrative expenses (SG&A): savings are expected from the integration of functions such as sales and marketing, and the optimization of costs in regions where both parties have a well-established presence (i.e., EMEA and LATAM); and (iv) all other functions: synergies are expected from the optimization of other functions, including logistics, where savings are expected from the optimization of logistics for new cars and the effect of the procurement volume increase on FCA’s and PSA’s combined expenditures, as well as supply chain, quality and after-market operations. The annual industrial synergies are expected to exceed EUR 5 billion, with approximately 80% of synergies to be achieved after four years from the Closing. Approximately 75% of synergies are expected to arise from technology, platform and product convergences and procurement savings, approximately 7% from SG&A, and the remaining synergies are expected from all other functions. The annual run-rate synergies are expected to exceed the costs necessary to achieve such synergies within the first year following the Closing, and the total one-time costs to achieve the synergies is estimated at EUR 4 billion; and

(e)Greater resilience: the transaction will create a more stable and resilient group, significantly improving its ability to withstand economic downturns, which, in the automotive industry, are typically exacerbated by high cyclicality and low margins. The Merging Companies expect that the more robust combined balance sheet and financial flexibility resulting from the Combination, together with the benefit of the synergies and the improved business balance across geographies, will enhance the resilience of the Combined Group across market cycles.
Key terms of the Merger
The details, including the legal, economic and social consequences, of the Merger, as well as the details on the establishment of the Exchange Ratio, are set out in the Merger Proposal and in the FCA Board Report. Additional information on important terms of the Merger is included throughout the Admission Prospectus. The key terms of the Merger are provided in the next three paragraphs.
The Merger will result in PSA ceasing to exist and all its assets and liabilities and legal relationships being acquired by FCA by universal succession of title. At the Effective Time, FCA shall allot for each issued and outstanding PSA Ordinary Share 1.742 FCA Common Shares (such FCA Common Shares to be allotted, the "New FCA Common Shares" and such ratio of FCA Common Shares to PSA Ordinary Shares, the "Exchange Ratio") and all PSA Ordinary Shares shall be cancelled by operation of Law.
The FCA Common Shares are currently listed on the NYSE and the MTA, while the PSA Ordinary Shares are currently listed on Euronext Paris. FCA will apply for listing and admission to trading of the New FCA Common Shares on the NYSE and the MTA. FCA will additionally apply for admission to listing and trading of all FCA Common Shares in issue as of the Effective Time (thus including the New FCA Common Shares) on Euronext Paris. The FCA Common Shares, at that point in time, being common shares in the share capital of the Combined Company (Stellantis N.V.), will be tradeable on Euronext Paris as of the first business day following the Effective Time. Each PSA Ordinary Share held in treasury by PSA and each PSA Ordinary Share held by FCA, if any, shall be cancelled by operation of Law and no consideration shall be delivered in exchange therefor.
Based on the number of outstanding FCA Common Shares and PSA Ordinary Shares on November 13, 2020, assuming that the Merger will be executed, FCA will allot up to 1,545,221,900 New FCA Common Shares to PSA Shareholders, amounting to approximately 50% of the FCA Common Shares outstanding immediately following the Effective Time.

Conditions
The obligation of each of FCA and PSA to effect the Merger is subject to the prior satisfaction or, to the extent allowed, the waiver, in whole or in part, of certain conditions precedent. These conditions precedent include conditions in respect of (i) approval of the Merger by the shareholders of FCA and PSA (including the adoption of Agenda Item 2 by the General Meeting of FCA), (ii) approval from the NYSE and the MTA for listing of the New FCA Common Shares and Euronext Paris for the listing of the FCA Common Shares (including the New FCA Common Shares), at that point in time, being common shares in the share capital of the Combined Company (Stellantis N.V.), (iii) the effectiveness of the Registration Statement and the obtaining of all the necessary consents of the AFM with respect to the Admission Prospectus, (iv) the obtaining of the Competition Approvals and other approvals, (v) the obtaining of the ECB Clearance, (vi) delivery of relevant closing documents to implement the Merger (i.e., pre-merger certificates issued by the relevant French and Dutch authorities attesting the proper completion of the pre-combination acts and formalities under French and Dutch law, respectively), (vii) no injunction restraints of a governmental entity that prohibit or make illegal the consummation of the Merger and (viii) the absence of a Material Adverse Effect with respect to the other party. These conditions precedent are further set out in section 13 of the Merger Proposal and in the Admission Prospectus.
In the event that, for any reason, FCA and PSA do not proceed with the Combination, FCA and PSA will continue to exist as separate companies.
FCA's settlement and clearing structure
At the occasion of the Merger, no changes will be made to the current settlement and clearing structure of the FCA Common Shares on the NYSE and the MTA, provided that Euroclear France will be added to this structure in connection with the FCA Common Shares that will be listed and traded on Euronext Paris. The addition of Euroclear France to FCA's settlement and clearing structure in connection with the FCA Common Shares that will be listed and traded on Euronext Paris will resemble the structure currently in place in respect of the FCA Common Shares listed and traded on the NYSE and the MTA. A further explanation on the settlement and clearing structure that will be in place as of the Effective Time is included in the Merger Proposal and the Admission Prospectus.
Implementation
If the General Meeting adopts Agenda Item 2, it also resolves and approves that FCA will merge with PSA, in accordance with the Merger Proposal, by means of a cross-border legal merger in which PSA will be the disappearing entity and FCA will be the surviving entity.
The Merger will be implemented by means of a Dutch notarial deed of cross-border merger. After execution of the notarial deed, the Merger will be effective on the following day at 00:00 Central European Time (the ''Effective Time'').
For the avoidance of doubt, the Board of Directors will give effect to the Merger only after the conditions, as referred to in the Merger Proposal, have been satisfied or waived.

B.TO WAIVE THE SETTING UP OF AND NEGOTIATION WITH THE SPECIAL NEGOTIATING BODY AS REFERRED TO IN SECTION 2:333K SUBSECTION 12 OF THE DCC AND TO BE SUBJECT TO THE STANDARD RULES FOR EMPLOYEE PARTICIPATION ON THE BOARD OF DIRECTORS AS APPLIED UNDER DUTCH LAW AND AS REFLECTED IN THE COMBINED COMPANY'S ARTICLES OF ASSOCIATION
Background
At the date of convocation of the Extraordinary General Meeting, no employee participation as defined in Article 1:1 of the Dutch Law on Role Employees at European Legal entities (Wet rol Werknemers bij Europese Rechtspersonen) has been established by FCA. Employee participation means the influence of the works council or the employees’ representatives in the affairs of a company by way of:
(a)    the right to elect or appoint a number of the directors, or
(b)    the right to recommend and/or oppose the appointment of some or all of the directors.
PSA does, however, have a form of employee participation.
Based on Dutch and French Law, FCA and PSA may set up a special negotiation body as referred to in section 2:333k subsection 12 of the DCC ("SNB") to negotiate about the employee participation applicable following the Merger, or request the respective general meetings to waive the setting up and negotiation with the SNB. If the setting up of and negotiation with the SNB is waived, two (2) employee representatives (being Non-Executive Directors) shall be appointed in accordance with the procedure provided for in the Combined Company's Articles of Association.
On June 25, 2020, the general meeting of PSA waived the setting up of and negotiation with the SNB and resolved to be subject to the standard rules for employee participation on the Board of Directors as applied under Dutch Law and as reflected in the Combined Company's Articles of Association.
Proposed waiver
Taking into account the above, it is proposed by the Board of Directors to waive the setting up of and negotiation with the SNB, and to be subject to the standard rules for employee participation on the Board of Directors as applied under Dutch Law and as reflected in the Combined Company's Articles of Association. If Agenda Item 2 will be adopted by the General Meeting, the General Meeting also adopts the proposal of the Board of Directors as referred to in the preceding sentence.
AMENDMENTS TO THE ARTICLES OF ASSOCIATION
General background
In connection with the Merger, it is proposed to make certain changes to the Articles of Association. As certain changes must become effective immediately upon the Effective Time, while other changes should only be implemented at the Governance Effective Time, two separate amendments are proposed. Each of these amendments requires a notarial deed of amendment of the Articles of Association to be executed by a Dutch notary.

Each of the proposals to amend the Articles of Association referred to under C. and D. below includes the authorisation to each FCA Director as well as each lawyer, (candidate) civil law notary and paralegal practising with De Brauw Blackstone Westbroek N.V. to execute the respective notarial deed of amendment of the Articles of Association.
C.TO AMEND THE ARTICLES OF ASSOCIATION TO ALLOW FOR THE ISSUANCE AND ALLOTMENT OF THE NEW FCA COMMON SHARES IN CONNECTION WITH THE MERGER, WITH EFFECT AS OF THE EFFECTIVE TIME
Background
Subject to the terms and conditions of the Merger Proposal, FCA shall issue and allot for each issued and outstanding PSA Ordinary Share 1.742 New FCA Common Shares, as further set out above. It is proposed to amend the Articles of Association, with effect as of the Effective Time, in order to increase FCA's authorised share capital to allow for the issuance and allotment of the New FCA Common Shares in connection with the Merger.
In accordance with article 24 of the Articles of Association, the amendment to the Articles of Association is proposed by the Board of Directors.
A triptych including the proposed amendments to the Articles of Association and an explanation thereto, as well as the draft notarial deed of amendment (Part I) (both in Dutch and in English) are available at FCA's offices and on FCA's website (www.fcagroup.com). In addition, FCA Shareholders will have the opportunity to receive a copy of the proposed amendments to the Articles of Association in accordance with section 2:123 subsection 3 DCC.
If the General Meeting adopts Agenda Item 2, it also resolves and approves that FCA's Articles of Association will be amended with effect as of the Effective Time and in accordance with the draft notarial deed of amendment (Part I) referred to above.

D.TO AMEND THE ARTICLES OF ASSOCIATION TO IMPLEMENT THE GOVERNANCE OF THE COMBINED COMPANY WITH EFFECT AS OF THE GOVERNANCE EFFECTIVE TIME, INCLUDING, WITHOUT LIMITATION, (I) THE AUTHORISATION OF THE BOARD OF DIRECTORS TO ISSUE SHARES AND LIMIT OR EXCLUDE PRE-EMPTIVE RIGHTS, (II) THE CREATION OF AN OPTION RIGHT FOR THE SVS FOUNDATION AND (III) THE CONVERSION OF CURRENTLY ISSUED SPECIAL VOTING SHARES INTO CLASS B SPECIAL VOTING SHARES
Background
In accordance with article 24 of the Articles of Association, it is proposed by the Board of Directors to further amend the Articles of Association upon the Governance Effective Time. A triptych including the proposed amendments to the Articles of Association and an explanation thereto, as well as the draft notarial deed of amendment (Part II) (both in Dutch and in English) are available at FCA's offices and on FCA's website (www.fcagroup.com). In addition, FCA Shareholders will have the opportunity to receive a copy of the proposed amendments to the Articles of Association in accordance with section 2:123 subsection 3 DCC.

The proposed amendments to the Articles of Association entail certain changes to implement the governance of the Combined Company. These changes comprise amendments that may be important to FCA's Shareholders.

Authorization of the Board of Directors for a period of 3 years
One of the important proposed amendments is the addition of an irrevocable authorization of the Board of Directors, for a period of 3 years as of the Effective Time:

(a)to issue FCA Common Shares or grant rights to subscribe for such shares (i) up to 10% of FCA's issued common share capital as at the Effective Time for general purposes, and (ii) up to an additional 10% of FCA's issued common share capital as at the Effective Time in connection with the acquisition of an enterprise or a corporation, or as otherwise deemed necessary by the Board of Directors; and

(b)to limit or exclude the pre-emptive rights in respect of any issue of FCA Common Shares or grant of rights to subscribe for such shares referred to under (a).
The existing authorizations of the Board of Directors to issue FCA Common Shares and to grant rights to subscribe for FCA Common Shares, and to limit or exclude pre-emptive rights in that regard, which authorizations were granted at FCA's annual general meeting held on June 26, 2020, will lapse as of the Governance Effective Time.
SVS Foundation option right
The proposed amendments contain changes relating to the Special Voting Shares. One of these changes involves the creation of an option right for the SVS Foundation (to be incorporated prior to the Governance Effective Time) to subscribe for a number of Class A Special Voting Shares up to the number of the Class A Special Voting Shares included in the Combined Company's authorized share capital from time to time. This option right is introduced to ensure that holders of Qualifying Common Shares will receive their Special Voting Shares in a timely manner. The SVS Foundation will only be able to exercise the option right to facilitate the loyalty voting structure as set out in the proposed Articles of Association and the SVS Terms and Conditions (as amended, see section Q of this Agenda Item 2). Further details on this option right are included in the triptych.
Conversion of Special Voting Shares
To ensure that the rights held by the holders of the Special Voting Shares currently issued and outstanding remain unchanged at the Governance Effective Time, the proposed amendments to the Articles of Association also contain a provision pursuant to which all currently issued Special Voting Shares will at the Governance Effective Time be converted into Class B Special Voting Shares, which have rights equivalent to those currently attached to the Special Voting Shares. Following the Governance Effective Time, the only Special Voting Shares that can be acquired by shareholders of the Combined Company will be Class A Special Voting Shares.

Revised governance
As mentioned earlier, the proposed amendments comprise, to some extent, a revision of FCA's governance structure. An explanation to the proposed changes in this respect is included in the triptych that has been made available on FCA’s website. FCA Shareholders are advised to read this document and the Admission Prospectus to get a full understanding of the Combined Company's governance as of the Governance Effective Time.
    If the General Meeting adopts Agenda Item 2, it also resolves and approves that FCA's Articles of Association will be amended with effect as of the Governance Effective Time in accordance with the draft notarial deed of amendment (Part II) referred to above, which amendment will, inter alia, provide for the above mentioned (i) authorisation of the Board of Directors to issue shares and limit or exclude pre-emptive rights, (ii) creation of an option right for the SVS Foundation and (iii) conversion of currently issued Special Voting Shares into Class B Special Voting Shares. The Articles of Association as they will read as of the Governance Effective Time are hereafter referred to as the "Combined Company Articles of Association".

(RE-)APPOINTMENTS OF MEMBERS OF THE BOARD OF DIRECTORS
Background
Pursuant to the Combined Company Articles of Association, as of the Governance Effective Time, the Combined Company will have a one-tier board consisting of such number of Directors as the Board of Directors determines, with a minimum of three. The majority of the Directors must be Non-Executive Directors. All Directors are appointed by the General Meeting, with due observance of, to the extent applicable, the nomination rights as set out in the Combined Company Articles of Association. The Board of Directors may grant titles to the members of the Board of Directors. The Combined Company Articles of Association further stipulate that Directors are appointed for a two-year term, unless the General Meeting deviates from this term upon a proposal thereto by the Board of Directors.
Change of composition Board of Directors
It is contemplated that in connection with the Combination, as of the Governance Effective Time, changes will be made to the composition of the Board of Directors (for the avoidance of doubt, the current board of directors of FCA). In that respect, FCA and PSA have agreed in the Combination Agreement that as of the Governance Effective Time, in accordance with the Combined Company Articles of Association, the Board of Directors will have eleven (11) members and will consist of:
(a)the CEO of the Combined Company;
(b)two Independent Directors nominated by FCA;
(c)two Independent Directors nominated by PSA;

(d)two Directors nominated by Exor;
(e)one Director nominated by BPI (or EPF/FFP, in certain circumstances);
(f)one Director nominated by EPF/FFP; and
(g)two employee representatives, of which one nominated through a process involving one or more bodies representing FCA employees prior to the Merger, and the other nominated by a body representing PSA employees prior to the Merger.

In accordance with the above enumeration, the persons mentioned under E. through O. below are nominated for (re-)appointment to the Board of Directors of the Combined Company as of the Governance Effective Time.

All persons listed are believed to meet the criteria for serving on the Board of Directors and to bring with them significant relevant perspectives and experience and integrity, in line with the dynamic and innovative spirit that characterizes the creation of the Combined Company. They are furthermore believed to be able to help the Combined Company capitalize fully on its unique strengths and capabilities, in a new era of mobility, with the purpose of creating superior value for all of its stakeholders. Additionally, the members of the Board of Directors who are nominated for re-appointment, are believed to have each demonstrated commitment to their respective roles in FCA and to have performed their duties effectively. More information on the duties and powers of FCA Directors as well as on their nominations is included on pages 265 through 268 of the Admission Prospectus.

If the General Meeting adopts Agenda Item 2, it also resolves to (re-)appoint each of the persons proposed for (re-)appointment under E. through O. to the Board of Directors of the Combined Company, subject to and with effect as of the Governance Effective Time.

E.TO RE-APPOINT MR. JOHN ELKANN AS MEMBER OF THE BOARD OF DIRECTORS WITH EFFECT AS OF AND CONDITIONAL UPON THE GOVERNANCE EFFECTIVE TIME
In accordance with the Combination Agreement, Exor has nominated Mr. John Elkann to be re-appointed as Executive Director of the Combined Company as of the Governance Effective Time. Following his appointment, Mr. John Elkann will be designated Chairman by the Board of Directors.

Name:	John Elkann
Year of birth:	1976
Nationality:	Italian - American
Current positions:	Chairman and Executive Director of FCA; chairman and CEO of Exor.; chairman of Giovanni Agnelli B.V.; chairman of Ferrari N.V.; chairman of Ferrari S.p.A.; chairman of GEDI Gruppo Editoriale S.p.A.; director of PartnerRe Ltd; member of the board of Trustees and of the nominating committee of the Museum of Modern Art (MoMA); chairman of the Giovanni Agnelli Foundation
Previous positions:	Chairman of Fiat S.p.A. (2010 - 2014); board member of The Economist Group (2009 -2020); vice-chairman Fiat S.p.A. (2004 – 2010); board member Fiat S.p.A. (1997 - 2014)
Education:	Lycée Victor Duruy in Paris; Politecnico - Engineering University of Turin

In accordance with his nomination, it is proposed to re-appoint Mr. John Elkann as Executive Director of the Combined Company as of the Governance Effective Time. Furthermore, upon a proposal by the Board of Directors, it is proposed to deviate from the standard two years' appointment term in the Combined Company Articles of Association and re-appoint Mr. John Elkann for a period of five (5) years. Therefore, Mr. John Elkann’s term of office shall lapse immediately after the close of the first annual general meeting held after five (5) years have lapsed since the Governance Effective Time.
F.TO APPOINT MR. CARLOS TAVARES AS MEMBER OF THE BOARD OF DIRECTORS WITH EFFECT AS OF AND CONDITIONAL UPON THE GOVERNANCE EFFECTIVE TIME
In accordance with the Combination Agreement, it is proposed by the Board of Directors to appoint Mr. Carlos Tavares as Executive Director of the Combined Company as of the Governance Effective Time. Following his appointment, Mr. Carlos Tavares will be designated CEO by the Board of Directors.

Name:	Carlos Tavares
Year of birth:	1958
Nationality:	Portuguese
Current positions:	Chairman PSA managing board; director of Airbus Holding S.A.; member of the board of directors of the European Automobile Manufacturers' Association (ACEA)
Previous positions:	Managing board member PSA (2014 - 2014); COO of Renault (2011 – 2013); executive vice president, chairman of the management committee Americas and president of Nissan North America (2009 – 2011); various positions within the Nissan Group (2004 – 2009); various positions within the Renault Group (1981 - 2004)
Education:	École Centrale de Paris

Furthermore, upon a proposal by the Board of Directors, it is proposed to deviate from the standard two years' appointment term in the Combined Company Articles of Association and appoint Mr. Carlos Tavares for a period of five (5) years. Therefore, Mr. Carlos Tavares’s term of office shall lapse immediately after the close of the first annual general meeting held after five (5) years have lapsed since the Governance Effective Time.
G.TO APPOINT MR. ROBERT PEUGEOT AS MEMBER OF THE BOARD OF DIRECTORS WITH EFFECT AS OF AND CONDITIONAL UPON THE GOVERNANCE EFFECTIVE TIME
In accordance with the Combination Agreement, EPF/FFP has nominated Mr. Robert Peugeot to be appointed as Non-Executive Director of the Combined Company as of the Governance Effective Time. Following his appointment, Mr. Robert Peugeot will be designated Vice-Chairman by the Board of Directors.

Name:	Robert Peugeot
Year of birth:	1950
Nationality:	French
Current position:	Chairman of FFP's board; permanent representative of FFP on the PSA supervisory board; member of PSA's Finance and Audit Committee and chairman of PSA's Strategic Committee; director of Établissements Peugeot Frères S.A.; director of Faurecia S.E.; director of FFP Investment UK Ltd.; chairman of F&P S.A.S.; managing director of S.A.R.L. CHP Gestion; managing director of SC Rodom; permanent representative of F&P S.A.S. on the board of directors of Safran S.A.; member of the supervisory board of Signa Prime; director of Sofina S.A.; member of the supervisory board of Soparexo S.C.A.; director of Tikehau Capital Advisors S.A.S; and permanent representative of Maillot II S.A.S, on the board of directors of Sicav Armene 2
Previous positions:	Vice-president for innovation and quality and member of PSA's executive committee
Education:	École Centrale de Paris; Institut Européen d'Administration des Affaires (INSEAD)

In accordance with his nomination, it is proposed to appoint Mr. Robert Peugeot as Non-Executive Director of the Combined Company as of the Governance Effective Time. Furthermore, upon a proposal by the Board of Directors, it is proposed to deviate from the standard two years' appointment term in the Combined Company Articles of Association and appoint Mr. Robert Peugeot for a period of five (5) years. Therefore, Mr. Robert Peugeot’s term of office shall lapse immediately after the close of the first annual general meeting held after five (5) years have lapsed since the Governance Effective Time.
H.TO APPOINT MR. HENRI DE CASTRIES AS MEMBER OF THE BOARD OF DIRECTORS WITH EFFECT AS OF AND CONDITIONAL UPON THE GOVERNANCE EFFECTIVE TIME
In accordance with the Combination Agreement, PSA has nominated Mr. Henri de Castries to be appointed as Non-Executive Director of the Combined Company, with the title Senior Independent Director, as of the Governance Effective Time. Mr. Henri de Castries is intended to qualify as an Independent Director. Following his appointment, Mr. Henri de Castries will be designated Senior Independent Director (acting as the voorzitter under Dutch law) by the Board of Directors.

Name:	Henri de Castries
Year of birth:	1954
Nationality:	French
Current positions:	Director Argus Media Ltd; chairman of Europe and special advisor of General Atlantic; chairman of the board of directors of AXA Assurances IARD Mutuelle; chairman of the board of directors of AXA Assurances Vie Mutuelle; member of the global advisory council of Leapfrog Investments Ltd; director of HSBC Holdings plc.; and vice-chairman of the board of directors of Nestlé S.A.
Previous positions:	Chairman of the management board of AXA S.A. (2000 - 2010); chairman and CEO AXA S.A. (2010 – 2016); various positions with the French Finance Ministry Inspection Office and the French Treasury Department
Education:	École des Hautes Etudes Commerciales (HEC); École Nationale d’Administration (ENA)

In accordance with his nomination, it is proposed to appoint Mr. Henri de Castries as Non-Executive Director of the Combined Company as of the Governance Effective Time. Furthermore, upon a proposal by the Board of Directors, it is proposed to deviate from the standard two years' appointment term in the Combined Company Articles of Association and appoint Mr. Henri de Castries for a period of five (5) years. Therefore, Mr. Henri de Castries's term of office shall lapse immediately after the close of the first annual general meeting held after five (5) years have lapsed since the Governance Effective Time.
I.TO RE-APPOINT MR. ANDREA AGNELLI AS MEMBER OF THE BOARD OF DIRECTORS WITH EFFECT AS OF AND CONDITIONAL UPON THE GOVERNANCE EFFECTIVE TIME
In accordance with the Combination Agreement, Exor has nominated Mr. Andrea Agnelli to be re-appointed as Non-Executive Director of the Combined Company, as of the Governance Effective Time.

Name:	Andrea Agnelli
Year of birth:	1975
Nationality:	Italian
Current positions:	Board member FCA N.V.; chairman of Lamse; chairman of Juventus Football Club S.p.A.; chairman of "Fondazione del Piemonte per l'Oncologia"; chairman of the "European Club Association"; board member of Giovanni Agnelli B.V.; board member of Exor; member of UEFA's Executive Committee; member of the Advisory Board of BlueGem Capital Partners LLP
Previous positions:	Board member Fiat S.p.A. (2004 - 2014); board member of Lega Serie A; board member of the "Fondazione per la mutualità generale negli sport professionistici"; strategic development position IFIL Investments S.p.A. (currently Exor) (2006 - 2009); various positions at Philipp Morris International (2001 - 2004); various positions at Ferrari Idea (1999 -2000)
Education:	St. Clare’s International College, Oxford; Università Commerciale Luigi Bocconi, Milan

In accordance with his nomination, it is proposed to re-appoint Mr. Andrea Agnelli as Non-Executive Director of the Combined Company as of the Governance Effective Time. Furthermore, upon a proposal by the Board of Directors, it is proposed to deviate from the standard two years' appointment term in the Combined Company Articles of Association and re-appoint Mr. Andrea Agnelli for a period of four (4) years. Therefore, Mr. Andrea Agnelli’s term of office shall lapse immediately after the close of the first annual general meeting held after four (4) years have lapsed since the Governance Effective Time.

J.TO APPOINT MS. FIONA CLARE CICCONI AS MEMBER OF THE BOARD OF DIRECTORS WITH EFFECT AS OF AND CONDITIONAL UPON THE GOVERNANCE EFFECTIVE TIME
In accordance with the Combination Agreement, Ms. Fiona Clare Cicconi has been nominated in representation of FCA employees to be appointed as Non-Executive Director of the Combined Company, as of the Governance Effective Time. Ms. Fiona Clare Cicconi is intended to qualify as Independent Director.

Name:	Fiona Clare Cicconi
Year of birth:	1966
Nationality:	British – Italian
Current position:	Executive vice-president and chief human resources officer at AstraZeneca PLC
Previous positions:	Various global human resources positions at F. Hoffmann La Roche; various human resources positions at Cisco; various human resources positions at General Electric
Education:	Leeds Metropolitan University (international business studies)

In accordance with her nomination, it is proposed to appoint Ms. Fiona Clare Cicconi as Non-Executive Director of the Combined Company as of the Governance Effective Time. Furthermore, upon a proposal by the Board of Directors, it is proposed to deviate from the standard two years' appointment term in the Combined Company Articles of Association and appoint Ms. Fiona Clare Cicconi for a period of four (4) years. Therefore, Ms. Fiona Clare Cicconi’s term of office shall lapse immediately after the close of the first annual general meeting held after four (4) years have lapsed since the Governance Effective Time.
K.TO APPOINT MR. JACQUES DE SAINT-EXUPÉRY AS MEMBER OF THE BOARD OF DIRECTORS WITH EFFECT AS OF AND CONDITIONAL UPON THE GOVERNANCE EFFECTIVE TIME
In accordance with the Combination Agreement, Mr. Jacques de Saint-Exupéry has been nominated in representation of PSA employees to be appointed as Non-Executive Director of the Combined Company, as of the Governance Effective Time.

Name:	Jacques de Saint-Exupéry
Year of birth:	1957
Nationality:	French
Current position:	Position with the management control team at PSA covering the activities of the operations corporate finance and treasury department and the financial communication department; Secretary of the works council of PSA
Previous positions:	Various positions at PSA (1984 -2011)
Education:	Bordeaux Business School

In accordance with his nomination, it is proposed to appoint Mr. Jacques de Saint-Exupéry as Non-Executive Director of the Combined Company as of the Governance Effective Time. Furthermore, upon a proposal to that effect by the Board of Directors, it is proposed to deviate from the standard two years' appointment term in the Combined Company Articles of Association and appoint Mr. Jacques de Saint-Exupéry for a period of four (4) years. Therefore, Mr. Jacques de Saint-Exupéry’s term of office shall lapse immediately after the close of the first annual general meeting held after four (4) years have lapsed since the Governance Effective Time.
L.TO APPOINT MR. NICOLAS DUFOURCQ AS MEMBER OF THE BOARD OF DIRECTORS WITH EFFECT AS OF AND CONDITIONAL UPON THE GOVERNANCE EFFECTIVE TIME
In accordance with the Combination Agreement, BPI has nominated Mr. Nicolas Dufourcq to be appointed as Non-Executive Director of the Combined Company, as of the Governance Effective Time. Mr. Nicolas Dufourcq is intended to qualify as an Independent Director.

Name:	Nicolas Dufourcq
Year of birth:	1963
Nationality:	French
Current positions:	CEO Bpifrance SA; CEO of Bpifrance Financement S.A.; CEO of Bpifrance Investissement S.A.S.; CEO of Bpifrance Assurance Export S.A.S; CEO and Chairman of Bpifrance Participations S.A.; permanent representative of Bpifrance Participations S.A. on the board of directors of Orange; vice-chairman of the supervisory board of STMicroelectronics N.V.; member of the supervisory committee of Doctolib S.A.S.
Previous positions:	CFO and deputy CEO Capgemini (2004 – 2013); responsibility for central and southern Europe region Capgemini (2003 – 2004); CEO Wanadoo and executive director of France Telecom (1998 – 2003); France Telecom (1994 – 1998); French Ministry of Health and Social Affairs (1992 - 1994); French Ministry of Economy and Finance (1988 – 1992)
Education:	École des Hautes Etudes Commerciales (HEC); École Nationale d'Administration (ENA)

In accordance with his nomination, it is proposed to appoint Mr. Nicolas Dufourcq as Non-Executive Director of the Combined Company as of the Governance Effective Time. Furthermore, upon a proposal to that effect by the Board of Directors, it is proposed to deviate from the standard two years' appointment term in the Combined Company Articles of Association and appoint Mr. Nicolas Dufourcq for a period of four (4) years. Therefore, Mr. Nicolas Dufourcq’s term of office shall lapse immediately after the close of the first annual general meeting held after four (4) years have lapsed since the Governance Effective Time.
M.TO APPOINT MS. ANN FRANCES GODBEHERE AS MEMBER OF THE BOARD OF DIRECTORS WITH EFFECT AS OF AND CONDITIONAL UPON THE GOVERNANCE EFFECTIVE TIME
In accordance with the Combination Agreement, PSA has nominated Ms. Ann Frances Godbehere to be appointed as Non-Executive Director of the Combined Company, as of the Governance Effective Time. Ms. Ann Frances Godbehere is intended to qualify as an Independent Director.

Name:	Ann Frances Godbehere
Year of birth:	1955
Nationality:	Canadian - British
Current position:	Non-executive director of Royal Dutch Shell plc
Previous positions:	Interim CFO and executive director at Norther Rock Bank (2008 -2009); CFO at Swiss Re (2003 - 2007); various positions at Swiss Re (1996 – 2003); senior vice-president and controller at M&G Group; various positions at Sun Life Canada; several non-executive director positions at Rio Tinto plc, Rio Tinto Limited, Prudential plc, British American Tobacco plc, UBS AG, and UBS Group AG
Education:	Institute of Chartered Professional Accountants

In accordance with her nomination, it is proposed to appoint Ms. Ann Frances Godbehere as Non-Executive Director of the Combined Company as of the Governance Effective Time. Furthermore, upon a proposal to that effect by the Board of Directors, it is proposed to deviate from the standard two years' appointment term in the Combined Company Articles of Association and appoint Ms. Ann Frances Godbehere for a period of four (4) years. Therefore, Ms. Ann Frances Godbehere’s term of office shall lapse immediately after the close of the first annual general meeting held after four (4) years have lapsed since the Governance Effective Time.
N.TO APPOINT MS. WAN LING MARTELLO AS MEMBER OF THE BOARD OF DIRECTORS WITH EFFECT AS OF AND CONDITIONAL UPON THE GOVERNANCE EFFECTIVE TIME
In accordance with the Combination Agreement, FCA has nominated Ms. Wan Ling Martello to be appointed as Non-Executive Director of the Combined Company, as of the Governance Effective Time. Ms. Wan Ling Martello is intended to qualify as an Independent Director.

Name:	Wan Ling Martello
Year of birth:	1958
Nationality:	American
Current positions:	Partner and cofounder at BayPine; member of the board of directors of Alibaba Group and Uber Technologies, Inc.
Previous positions:	CEO Asia, Oceania and sub-Saharan Africa regions at Nestlé (2015- 2018); CFO Nestlé (2012 -2015); executive vice president Nestlé (2011-2012); senior executive at Walmart Stores, Inc (2005 -2011)
Education:	University of Minnesota (MBA); University of the Philippines (BS)

In accordance with her nomination, it is proposed to appoint Ms. Wan Ling Martello as Non-Executive Director of the Combined Company as of the Governance Effective Time. Furthermore, upon a proposal to that effect by the Board of Directors, it is proposed to deviate from the standard two years' appointment term in the Combined Company Articles of Association and appoint Ms. Wan Ling Martello for a period of four (4) years. Therefore, Ms. Wan Ling Martello’s term of office shall lapse immediately after the close of the first annual general meeting held after four (4) years have lapsed since the Governance Effective Time.

O.TO APPOINT MR. KEVIN SCOTT AS MEMBER OF THE BOARD OF DIRECTORS WITH EFFECT AS OF AND CONDITIONAL UPON THE GOVERNANCE EFFECTIVE TIME
In accordance with the Combination Agreement, FCA has nominated Mr. Kevin Scott to be appointed as Non-Executive Director of the Combined Company, as of the Governance Effective Time. Mr. Kevin Scott is intended to qualify as an Independent Director.

Name:	Kevin Scott
Year of birth:	1972
Nationality:	American
Current positions:	Executive vice president of technology & research, and CTO of Microsoft; founder of non-profit organization Behind the Tech; member of the Anita Borg Institute's board of trustees; director of The Scott Foundation
Previous positions:	Senior vice president engineering and operations at LinkedIn (2011 - 2016); various leadership positions at Google and AdMob
Education:	Wake Forest University; University of Lynchburg

In accordance with his nomination, it is proposed to appoint Mr. Kevin Scott as Non-Executive Director of the Combined Company as of the Governance Effective Time. Furthermore, upon a proposal to that effect by the Board of Directors, it is proposed to deviate from the standard two years' appointment term in the Combined Company Articles of Association and appoint Mr. Kevin Scott is appointed for a period of four (4) years. Therefore, Mr. Kevin Scott’s term of office shall lapse immediately after the close of the first annual general meeting held after four (4) years have lapsed since the Governance Effective Time.

DISCHARGE OF VOLUNTARILY RESIGNING MEMBERS OF THE BOARD OF DIRECTORS
P.TO GRANT DISCHARGE TO THE VOLUNTARILY RESIGNING MEMBERS OF THE BOARD OF DIRECTORS IN RESPECT OF THE PERFORMANCE OF THEIR DUTIES UP TO THE EXTRAORDINARY GENERAL MEETING
In connection with the (re-)appointments proposed under Agenda Item 2 sections E. through O., the members of the Board of Directors of FCA in office at the time of the Extraordinary General Meeting who are not proposed for re-appointment will, provided that this Agenda Item 2 is adopted and the Merger implemented, voluntarily resign from the Board of Directors of FCA as of the Governance Effective Time.

In connection with this envisaged voluntary resignation, it is proposed to accept the resignation of these voluntarily resigning members of the Board of Directors and to grant discharge to (i) the voluntarily resigning Executive Directors in respect of the performance of their executive duties up to the Extraordinary General Meeting, and (ii) to the voluntarily resigning Non-Executive

Directors in respect of the performance of their non-executive duties up to the Extraordinary General Meeting.
If Agenda Item 2 is adopted, this proposal shall be adopted as well.
AMENDMENT TO SVS TERMS AND CONDITIONS
Q.TO APPROVE THE AMENDMENT OF THE SPECIAL VOTING SHARES' TERMS AND CONDITIONS WITH EFFECT AS OF AND CONDITIONAL UPON THE GOVERNANCE EFFECTIVE TIME
As of the Governance Effective Time, the Combined Company will have a loyalty voting structure in place. This structure slightly deviates from the structure currently in place at FCA. These deviations merely result from the introduction of Class A and Class B Special Voting Shares and the option right that is to be granted to the SVS Foundation as of the Governance Effective Time.
In order to implement the loyalty voting structure as contemplated for the Combined Company, the SVS Terms and Conditions need to be revised. Pursuant to the SVS Terms and Conditions, any amendment of the SVS Terms and Conditions (other than merely technical, non-material amendments) requires approval of FCA's General Meeting. It is therefore proposed to approve the amendment of the SVS Terms and Conditions as of the Governance Effective Time in accordance with the proposed SVS Terms and Conditions made available at the FCA's offices as well as on FCA's website (www.fcagroup.com).
If Agenda Item 2 is adopted, this proposal shall be adopted as well.
SPECIAL DIVIDEND
R.TO APPROVE THE SPECIAL DIVIDEND TO BE PAID IN CASH INCLUDING IN UNITED STATES DOLLARS
Background
As agreed by FCA and PSA in the Combination Agreement, it is contemplated that FCA will make a EUR 2.9 billion special dividend distribution in cash on the FCA Common Shares which are issued and outstanding on or prior to the date of Closing, as may be determined by the Board of Directors (the "Special Dividend"), provided that holders of FCA Common Shares which are traded on:
(a)the MTA will receive the dividend in Euro; and
(b)the NYSE will receive the dividend in U.S. dollars at the official EUR/USD exchange rate reported by the European Central Bank on a date to be determined by or pursuant to a resolution of the Board of Directors.

Further terms and conditions
The further terms and conditions with respect to the Special Dividend including the related calendar regarding the ex-date, record date and payment date for both the MTA and NYSE listed FCA Common Shares, are to be set by or pursuant to a resolution of the Board of Directors and will be announced (including the selected EUR/USD exchange rate) on FCA's website (www.fcagroup.com).
In this respect it is noted that the Board of Directors has prepared an interim statement of assets and liabilities as referred to in Section 2:105 subsection 4 of the DCC, with a reference date of September 30, 2020. Based on this interim statement of assets and liabilities and the other information available to the Board of Directors, the Board of Directors concluded that the requirements of article 23.7 of FCA's articles of association and Dutch law in connection with the Special Dividend are satisfied.
It is proposed to, as part of Agenda Item 2, approve the Special Dividend. If Agenda Item 2 is adopted, this proposal shall be adopted as well. For the avoidance of doubt, the New FCA Common Shares (issued in connection with the Merger for the benefit of former PSA shareholders) shall not give any entitlement to the Special Dividend.
CONVERSION OF WARRANTS
S.TO CONFIRM, APPROVE AND RATIFY THE CONVERSION OF THE PSA EQUITY WARRANTS INTO FCA EQUITY WARRANTS AND PSA PERFORMANCE SHARES INTO FCA RSUS AS OF THE EFFECTIVE TIME, AS FURTHER SET OUT IN THE MERGER PROPOSAL
PSA has issued PSA Equity Warrants giving entitlement to subscribe for PSA Ordinary Shares. Reference is made to Clause 17 of the Merger Proposal and to Annex 11 of the Merger Proposal describing the terms and conditions of the PSA Equity Warrants. As further described in the Merger Proposal, at the Effective Time, each outstanding PSA Equity Warrant shall in connection with the Merger be automatically converted into an FCA Equity Warrant, giving entitlement to subscribe for a number of FCA Common Shares equal to the exercise ratio of the outstanding warrants with respect to PSA Ordinary Shares in effect immediately prior to the Effective Time, multiplied by the Exchange Ratio, at an exercise price per FCA Equity Warrant equal to EUR 1.00. Except as specifically set forth in the Merger Proposal, following the Effective Time, each FCA Equity Warrant shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the PSA Equity Warrants immediately prior to the Effective Time.
In addition, subject to the terms and conditions of the Merger Proposal, at the Effective Time each outstanding equity incentive award with respect to PSA Ordinary Shares that is subject to performance conditions, vesting or other restrictions under the PSA Share Plans (a "PSA Performance Share") will, automatically and without any required action on the part of the holder of such award, be converted into restricted share unit awards with respect to FCA Common Shares ("FCA RSUs"). Each FCA RSU will represent the right to receive one FCA Common Share. The number of FCA RSUs into which a PSA Performance Share award is converted will equal the product of the number of PSA Ordinary Shares underlying such equity incentive award and the Exchange Ratio (with the number of FCA RSUs to be received by each holder to be rounded down to the nearest whole number without any cash compensation paid or due to such holder). In determining the number of PSA Ordinary Shares underlying an equity incentive award subject to performance conditions, performance conditions will be deemed satisfied at a level that is to be determined by PSA prior to the Effective Time based on the relevant facts and circumstances, including actual performance through the Effective Time. Following the Effective Time, each such FCA RSU will continue to be governed by the same terms and conditions (including service-based vesting terms, but not, subject to the abovementioned decision, performance-based vesting terms) as were applicable to the relevant PSA Performance Share immediately prior to the Effective Time.
Taking into account the above, it is proposed to confirm, approve and ratify the conversion of:
(a)the PSA Equity Warrants into FCA Equity Warrants as of the Effective Time as set out in the Merger Proposal (and, to the extent by any means required, to grant the FCA Equity Warrants as of the Effective Time to the holder(s) of PSA Equity Warrants immediately prior to the Effective Time, subject to the same terms and conditions (including vesting and exercisability terms) as were applicable to the PSA Equity Warrants immediately prior to the Effective Time (except as specifically set forth in the Merger Proposal), and to exclude any and all pre-emptive rights in this respect); and
(b)the PSA Performance Shares into FCA RSUs as of the Effective Time as set out in the Merger Proposal.
In addition to the above, following the Effective Time, the Board of Directors has the discretion to agree upon any changes to (i) the FCA Equity Warrants with due observance of the applicable terms and conditions to the FCA Equity Warrants and (ii) the FCA RSUs including the underlying performance plans.
If Agenda Item 2 is adopted, this proposal shall be adopted as well.

3C.    FURTHER EXPLANATION REGARDING AGENDA ITEM 3

AGENDA ITEM 3: PROPOSAL TO AMEND THE ARTICLES OF ASSOCIATION TO INCREASE AND, SUBSEQUENTLY, DECREASE THE COMBINED COMPANY'S ISSUED SHARE CAPITAL (VOTING ITEM)
Background
Following agreement between PSA and FCA, on October 29, 2020, PSA sold 9,663,000 ordinary shares of Faurecia, representing approximately 7% of the share capital of Faurecia, with proceeds of approximately EUR 308 million. It is envisaged that the Combined Company will distribute to all of its shareholders at a record date after the Effective Time (i) its remaining Faurecia ordinary shares, representing approximately 39% of the share capital of Faurecia, and (ii) cash equal to the proceeds of the sale of the Faurecia ordinary shares described above, subject to applicable limitations and any corporate approvals required in relation thereto (including the prior approval of the Stellantis Board and the Stellantis shareholders), which will be sought promptly following the closing of the merger ((i) and (ii), collectively, the "Faurecia Distribution").
Should the Faurecia Distribution be approved by the Combined Company’s general meeting to be held after the Effective Time, it is envisaged that such distribution would be effectuated by means of a repayment of share premium following a capital reduction. In that respect, the following steps are proposed.
Step 1: Capital increase
As a first step, the Combined Company's issued share capital will be increased through an increase of the nominal value of the FCA Common Shares as included in the Articles of Association from EUR 0.01 per FCA Common Share to EUR 1.61 per FCA Common Share, which increase is calculated on the basis of the following factors: (i) the expected value of the Faurecia Shares at the time of the Faurecia Distribution, (ii) the Faurecia Sale Proceeds, and (iii) a margin to cover any unexpected increases in value of the Faurecia Shares.
The aggregate amount of the increase in nominal value will be debited to the Combined Company's share premium reserve and, as a result, does not create any payment obligations for the Combined Company's shareholders. This step will convert part of the Combined Company's share premium reserve into nominal share capital.
Step 2: Capital reduction
As a second step, the Articles of Association will again be amended to decrease the nominal value of the FCA Common Shares to its original amount of EUR 0.01 in order to reduce the Combined Company's issued share capital in accordance with Section 2:99 of the DCC. The aggregate amount of the reduction will be credited to a specifically designated part of the Combined Company's share premium reserve, which will be separately recorded for in the Combined Company's books. Further requirements to be met in respect of this step are explained below.

The approval of the resolution to decrease the nominal value followed by the credit of a specifically designated part of Combined Company's share premium reserve at this Extraordinary General Meeting will not create any obligation of the Combined Company to make the Faurecia Distribution. The implementation of the Faurecia Distribution will remain subject to the approval of the Combined Company's shareholders at a general meeting to be held after the Effective Time.
Should the Faurecia Distribution be approved by the Combined Company’s general meeting to be held after the Effective Time, such distribution will be implemented after the implementation of the reduction of the Combined Company's issued share capital. The specifically designated part of the Combined Company's share premium reserve mentioned in the previous paragraph will then be debited by an amount equal to the value of the Faurecia Distribution. Any remaining part of the specifically designated part of the Combined Company's share premium reserve mentioned in the previous paragraph, if any, shall not be distributed as a result of the Faurecia Distribution.
Capital reduction requirements
Pursuant to Dutch law, the reduction of capital is subject to a formal procedure. This procedure entails customary filings with the Dutch Trade Register and observation of a two-month creditor opposition period as described in Section 2:100 of the DCC.
Under the provisions of Section 2:100 of the DCC, creditors may lodge objections to the capital reduction within a period of two months following the announcement of the filing of the resolution to reduce the Combined Company's share capital with the Dutch Trade Register. The amendments to the Combined Company's Articles of Association effecting the capital reduction may only be implemented after such two-month creditor opposition period has lapsed, provided that no creditor objections have been received by the Amsterdam District Court or, in the event objections have been received, after such opposition has been withdrawn, resolved or lifted by an enforceable court order by the relevant of in the Netherlands (such moment in time the "Capital Reduction Time").
Amendment Articles of Association
As indicated above, both the contemplated increase of the issued share capital and the decrease of the issued share capital require a deed of amendment of the Articles of Association to be executed by a Dutch notary. These deeds will only be executed after the Capital Reduction Time, and it is envisaged that the deed decreasing the Combined Company's issued share capital will be executed as soon as practicably possible after execution of the deed increasing the Combined Company's issued share capital.
Each of the proposals to amend the Articles of Association referred to under A. and B. below includes the authorisation to each FCA Director as well as each lawyer, (candidate) civil law notary and paralegal practising with De Brauw Blackstone Westbroek N.V. to execute the respective notarial deed of amendment of the Articles of Association.

Discretionary powers and approvals
If the General Meeting adopts Agenda Item 3, it resolves to amend the Articles of Association in accordance with the proposals reflected under Agenda Item 3, sections A. and B., respectively. Furthermore, upon the adoption of Agenda Item 3, the Board of Directors will be granted discretionary power to determine if and when the amendments to the Combined Company's Articles of Association proposed under sections A. and B. below will be implemented, provided that the Board of Directors may only resolve to proceed with such implementation (i) after the Capital Reduction Time, and (ii) after the general meeting of the Combined Company has decided upon the Faurecia Distribution.

Additionally, if and to the extent required in respect of a possible impairment of rights attached to the FCA Common Shares and Special Voting Shares resulting from the increase and decrease of the Combined Company's issued share capital covered by this Agenda Item 3, a vote cast in respect of Agenda Item 3 will, (i) if such vote is made in respect of a Special Voting Share, be deemed an identical vote in the Special Voting Shares Meeting, and (ii) if such vote is made in respect of an FCA Common Share, be deemed an identical vote in the FCA Common Shares Meeting, both to approve Agenda Item 3.

CAPITAL INCREASE
A.TO AMEND THE ARTICLES OF ASSOCIATION TO INCREASE THE NOMINAL VALUE OF THE FCA COMMON SHARES
As explained above, and in accordance with the Articles of Association, the Board of Directors has proposed to amend the Combined Company's Articles of Association in order (i) to increase the nominal value of each FCA Common Share from EUR 0.01 to EUR 1.61 per FCA Common Share, and (ii) to implement a temporary technical change to comply with section 2:118 of the DCC. The aggregate amount of the increase in nominal value will be debited to the Combined Company's share premium reserve and, as a result, does not create any payment obligations for the Combined Company's shareholders. The proposed amendments will be implemented if and when determined by the Board of Directors, as further set out above, provided that the Board of Directors may only resolve to either implement both of the amendments referred to under Agenda Item 3 section A. and B., or neither of these proposed amendments.
A triptych including the amendment of the Combined Company's Articles of Association and an explanation thereto, as well as the draft notarial deed of amendment (Part III – capital increase) (both in Dutch and in English) are available at FCA's offices and on FCA's website (www.fcagroup.com). In addition, FCA Shareholders will have the opportunity to receive a copy of the proposed amendment of the Combined Company's Articles of Association in accordance with section 2:123 subsection 3 DCC.

CAPITAL DECREASE
B.TO AMEND THE ARTICLES OF ASSOCIATION TO DECREASE THE NOMINAL VALUE OF THE FCA COMMON SHARES
The Board of Directors has furthermore proposed to amend the Articles of Association to, as soon as practicably possible after the increase of the nominal value of each FCA Common Share from EUR 0.01 to EUR 1.61 per FCA Common Share reflected under Agenda Item 3 section A., (i) decrease the nominal value of the FCA Common Shares to its original amount of EUR 0.01 per FCA Common Share, and (ii) revert the temporary technical change made in connection with the increase of the Combined Company's issued share capital so as to bring the FCA Shareholders in the same position as they were prior to implementation of proposal reflected under Agenda Item 3 section A. The aggregate amount of the reduction will be credited to a specifically designated part of the Combined Company's share premium reserve, which will be separately recorded for in the Combined Company's books. The proposed amendments will be implemented if and when determined by the Board of Directors, as further set out above, provided that the Board of Directors may only resolve to either implement both of the amendments referred to under Agenda Item 3 section A. and B., or neither of these proposed amendments.
A triptych including the proposed amendments to the Combined Company's Articles of Association and an explanation thereto, as well as the draft notarial deed of amendment (Part IV – capital decrease) (both in Dutch and in English) are available at FCA's offices and on FCA's website (www.fcagroup.com). In addition, FCA Shareholders will have the opportunity to receive a copy of the proposed amendment of the Combined Company's Articles of Association in accordance with section 2:123 subsection 3 DCC.

4.     RECOMMENDATION BY THE BOARD OF DIRECTORS

Having given due and careful consideration to the strategic considerations of the Combination and the financial and social aspects and consequences thereof, the Board of Directors unanimously believes that pursuing the Combination, and, as a consequence, the Merger, is in the best interests of FCA and its stakeholders, including the FCA Shareholders. The members of the Board of Directors therefore unanimously recommend that FCA Shareholders vote in favour of the resolutions proposed at this Extraordinary General Meeting.

5. GLOSSARY

"Admission Prospectus" means the prospectus filed by FCA with the Netherlands authority for the financial markets for the application for listing and admission to trading of the New FCA Common Shares on the MTA and the FCA Common Shares on Euronext Paris;

"Agenda" means the agenda of the Extraordinary General Meeting;
"Agenda Item 2" means the second item (Proposal to approve the Merger and all related proposals in connection with the Combination with PSA) on the Agenda;
"Agenda Item 3" means the third item (Proposal to amend the Articles of Association to increase and, subsequently, decrease the Combined Company's issued share capital) on the Agenda;
''Articles of Association'' means FCA's articles of association as they may read from time to time;
"Auditor Statement" means the auditor statement issued by Flynth Audit B.V. on October 27, 2020 in respect of the Merger;
"Auditor Report" means the auditor report issued by Flynth Audit B.V. on October 27, 2020 in respect of the Merger;
"Board of Directors" means the board of directors of FCA (and, for the avoidance of doubt, after the Effective Time, the board of directors of the Combined Company), consisting of Executive Directors and Non-Executive Directors;

"BPI" means Bpifrance Participations S.A.;
"Capital Reduction Time" shall have the meaning ascribed to it in section 3C. of this Shareholders' Circular;
"CEO" means chief executive officer;
"Class A Special Voting Shares" means the class A special voting shares in the Combined Company's share capital after the Governance Effective Time;
"Class B Special Voting Shares" means the class B special voting shares in the Combined Company's share capital after the Governance Effective Time;
''Closing'' means the day on which a Dutch civil law notary executes the Dutch notarial deed of cross-border merger to effect the Merger;
''Combination'' means the combination of the businesses of FCA and PSA as contemplated by the Combination Agreement;

''Combination Agreement'' means the combination agreement entered into by FCA and PSA in respect of the Combination, dated December 17, 2019, as amended and/or supplemented.
''Combined Company'' means FCA after the Effective Time;
''Combined Company Articles of Association'' means FCA's articles of association as they will read as of the Governance Effective Time;
''Combined Group'' means collectively, following the Effective Time, the Combined Company and its Subsidiaries and Non-Consolidated Ventures;
"Competition Approvals" shall have the meaning ascribed to it in the Merger Proposal;
''DCC'' means the Dutch Civil Code;
"Directors" means Executive Directors and Non-Executive Directors;
"ECB Clearance" shall have the meaning ascribed to it in the Merger Proposal;
''Effective Time'' means 00:00 Central European Time on the day following the day on which the Dutch notary executes the deed of Merger;
"EPF/FFP" means Établissements Peugeot Frères S.A. and FFP;
''Euronext Paris'' means Euronext Paris, a regulated market of Euronext Paris S.A.;
''Exchange Ratio'' shall have the meaning ascribed to it in section 3B. under A. of this Shareholders' Circular;
''Executive Director'' means an executive director on the Board of Directors;
"Exor" means EXOR N.V.;
"Extraordinary General Meeting" means the extraordinary general meeting of FCA to be virtually held on January 4, 2021;
"Faurecia" means Faurecia S.E.;
"Faurecia Distribution" means the distribution of the Faurecia Shares and the Faurecia Sale Proceeds by FCA after the Effective Time, in the manner described in section 3C.;
"Faurecia Sale Proceeds" means the net proceeds (of approximately EUR 308 million) from the sale by PSA, on October 29, 2020, of 9,663,000 ordinary shares of Faurecia, representing approximately 7% of the share capital of Faurecia;

"Faurecia Shares" means the shares in Faurecia held by PSA at the date of convocation of this Extraordinary General Meeting, representing approximately 39 percent of the share capital of Faurecia;

''FCA'' means Fiat Chrysler Automobiles N.V.;
''FCA Board Report'' means the board report drawn up by the Board of Directors of FCA with respect to the Merger Proposal, dated October 27, 2020;
''FCA Common Shares'' means common shares in the share capital of FCA (and, for the avoidance of doubt, after the Effective Time, in the share capital of the Combined Company);
''FCA Common Shares Meeting'' means the body consisting of holders of FCA Common Shares, or a meeting of holders of FCA Common Shares;
"FCA Equity Warrants" has the meaning ascribed to it in the Merger Proposal;
"FCA RSU" has the meaning ascribed to it in section 3B. under S. of this Shareholders' Circular;
''FCA Shareholders'' means the holders of shares in the share capital of FCA;
"FCC" means French Commercial Code;
"FFP" means FFP S.A.;
"General Meeting" means the body consisting of shareholders entitled to vote, together with usufructuaries and pledgees to whom voting rights attributable to shares accrue or a meeting of shareholders and other persons entitled to attend meetings of shareholders (as the case may be);

''Governance Effective Time'' means 01:00 a.m. Central European Time on the first day after the day on which the Merger becomes effective (i.e. 25 hours after the Effective Time);
"Governmental Entity" means any governmental or regulatory authority, agency, commission or body, any court, or any other governmental or regulatory entity, whether French, Dutch, Italian, U.S., European, national or supra-national, state or local, including Regulatory Authorities;

"Independent Director" means a Director meeting the independence requirements under the Dutch Corporate Governance Code;
''Law'' means any supra-national, national, federal, state or local law, constitution, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, writ, franchise, variance, exemption, approval, license or permit in force in the Netherlands, France, Italy, the U.S. or elsewhere, together with applicable treaty or directive;

"Material Adverse Effect" shall have the meaning ascribed to it in the Merger Proposal;
''Merger'' means the contemplated cross-border legal merger between PSA and FCA, with PSA as disappearing entity and FCA as surviving entity;

''Merger Proposal'' means the common draft terms of the cross-border Merger drawn up by the boards of FCA and PSA, dated October 27, 2020;
''Merging Companies'' means FCA and PSA;
"MTA" means the Mercato Telematico Azionario, or “MTA”, organized and managed by Borsa Italiana;
''New FCA Common Shares'' means the FCA Common Shares allotted to PSA shareholders in connection with the Merger;
''Non-Executive Director'' means a non-executive director on the Board of Directors;
"Non-Consolidated Ventures" means, as to FCA or PSA, the entities that are accounted for in the consolidated financial statement of the relevant Merging Company by the equity method or as joint operations and recognized in proportion to the share of assets, liabilities, revenue and expenses controlled by the relevant Merging Company;

''NYSE'' means the New York Stock Exchange;
"Person" means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or Self-Regulatory Organization or other entity of any kind or nature;

''PSA'' means Peugeot S.A.;
"PSA Equity Warrants" has the meaning ascribed to it in the Merger Proposal;
''PSA Ordinary Shares'' means ordinary shares in the share capital of PSA with a nominal value of EUR 1.00 each;
"PSA Performance Share" has the meaning ascribed to it in section 3B. under S. of this Shareholders' Circular;
"Qualifying Common Shares'' shall have the meaning ascribed to "Qualifying Common Shares" in the Articles of Association;
"Registration Statement" means the registration statement on Form F-4 (together with any supplements or amendments thereto) to register the offer and sale of New FCA Common Shares;
"Regulatory Authority" means any and all relevant Dutch, French, Italian, U.S., European Union and other regulatory agencies or authorities, in each case only to the extent that such agency or authority has authority and jurisdiction in the particular context;

"Self-Regulatory Organization" means any Dutch, French, Italian, U.S. or other jurisdiction’s commission, board, agency or body that is not a Governmental Entity but is charged with the supervision or regulation of brokers, dealers, securities underwriting or trading, stock exchanges, commodities exchanges, electronic communication networks, insurance companies or agents, investment companies or investment advisers, including the NYSE, Euronext Paris and the MTA;

"Shareholders' Circular" means this shareholders' circular, which relates to the Extraordinary General Meeting;
"SNB" means the special negotiation body within the meaning of Section 2:333k subsection 12 of the DCC;
"Special Dividend" has the meaning ascribed to it in section 3B. under R. of this Shareholders' Circular;
"Special Voting Shares" means the special voting shares in FCA's share capital (for the avoidance of doubt both prior to and after the Governance Effective Time);
"Special Voting Shares Meeting" means the body consisting of holders of Special Voting Shares, or a meeting of holders of Special Voting Shares;
''SVS Foundation'' means Stichting Stellantis SVS (to be incorporated prior to the Governance Effective Time); and
''SVS Terms and Conditions'' means the terms and conditions that apply to the Special Voting Shares.

6.    DISCLAIMER AND OTHER IMPORTANT INFORMATION

By reading this Shareholders' Circular, you agree to be bound by the following limitations and qualifications:
This communication is for informational purposes only and is not intended to and does not constitute an offer or invitation to exchange or sell or solicitation of an offer to subscribe for or buy, or an invitation to exchange, purchase or subscribe for, any securities, any part of the business or assets described herein, or any other interests or the solicitation of any vote or approval in any jurisdiction in connection with the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. This communication should not be construed in any manner as a recommendation to any reader of this communication.
This communication is not a prospectus, product disclosure statement or other offering document for the purposes of Regulation (EU) 2017/1129 of the European Parliament and of the Council of June 14, 2017.
An offer of securities in the United States pursuant to a business combination transaction will only be made, as may be required, through a prospectus which is part of an effective registration statement filed with the US Securities and Exchange Commission ("SEC"). Shareholders of FCA and PSA who are US persons or are located in the United States are advised to read the Registration Statement by FCA with the SEC in connection with the proposed transaction, which was declared effective by the SEC on November 20, 2020, because it contains important information relating to the proposed transaction. You may obtain copies of all documents filed with the SEC regarding the proposed transaction, documents incorporated by reference, and FCA’s SEC filings at the SEC’s website at http://www.sec.gov. In addition, the effective registration statement will be made available for free to FCA Shareholders in the United States.

WE ARE NOT ASKING FOR YOUR PROXY. THIS IS NOT A PROXY STATEMENT NOR A SOLICITATION OF PROXIES. THE COMMON SHARES AND SPECIAL VOTING SHARES OF FCA ARE EXEMPT FROM THE PROXY RULES OF THE UNITED STATES SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.